EXHIBIT 10.1



                           Technical Service Contract

Party A:  Hainan Sunshine Marine Bioengineering Co. Ltd.
Address:  HaitangwanTown, Sanya City, Hainan Province, PRC
Legal Representative: Huaguoqiang

Party B: Mera Pharmaceutical Inc.
Address: Kailua-Kona, Hawaii, USA
Legal Representative: Richard Propper

Party A is a Joint Venture formed to construct and operate a facility in Sanya, Hainan lsland (the "Hainan Facility"), for microalgal cultivation and astaxanthin extraction and health care product production, specifically for Haematococcus pluvialis ("HP"). Party A will have general responsibility for hiring the contractors and overseeing the construction of the Hainan Facility. Party B is entrusted by Party A for providing the technical service for using Party B's patented technology and special techniques (the "Mera Technology"), which include the design and engineering, equipment specifications, final adjustments, testing of systems and facilities, meeting good manufacturing practice ("GMP") certification requirements, recommending staffing & recruitment and providing a training program to Party A's employees, which services will be paid for by Party A.

Based on the principal of THE CONTRACT LAW OF THE PEOPLE'S REPUBLIC OF CHINA, and after mutual fair and friendly discussions with the respect of mutual willingness, both parties reached an agreement in the form of this contract, which shall be fully respected and obeyed by each party. The details of this contract are as follows:

1. The scope of work of technical service and responsibility of Party B

1.1 The purpose of the technical service agreement "TSA"

To help party A build the Hainan Facility as an efficient, high quality and high quantity HP cultivation plant and astaxanthin processing facility at the lowest reasonable cost, and to train party A's staff and operators completely in the use of Mera Technology for HP cultivation and astaxanthin processing and production.

1.2 The content of technical service and work scope of Party B. Party B agrees to do the following things (the "Technical Services"):

1.2.1 To provide the layout and construction blue prints for the production facility in Hainan and to provide the conceptual design for the civil work and structures of the buildings of the Hainan Facility (which should include design requirements, data, drawings, notes and explanations sufficient to let Party A carry out the engineering drawing design for use in construction (the "Design Layout"). The content of the Design Layout is set forth in more detail in Appendix A.

1.2.2 To provide guidance and supervision and advice to Party A's civil engineering and construction contractors which can enable them to build the Hainan Facility so that it can meet the Production Requirement (see detail below).

1.2.3 To provide a list of all cultivation, processing and production equipment (the "CPP Equipment" and specifications to assist party A to finish the procurement of the CPP equipment and to help Party A with CPP equipment layout, installation and testing. Should any of the equipment be supplied by Mera itself "Mera Equipment", Mera will be responsible for its installation (for details: see the Equipment Purchasing Contract).

1.2.4 To provide all P&ID drawings, and final blueprints of mechanical engineering, electrical engineering and process control system engineering (the "Party B Construction Plans," attached as Appendix B). The Party B Construction Plans shall contain all related design and engineering scheme, data, drawings, technical explanations and descriptions needed for Party A's contractors to use them in constructing those portions of the Hainan Facility. The Party B Construction Plans will be based on a complete and final set of construction plans and blueprints for all site work and construction delivered by Party A (the "Party A Construction Plans)" attached as Appendix C.

1.2.5 To supervise the installation, and to supervise and install Mera Equipment, of the CPP Equipment included in 1.2.3 and to assure that it will operate in a way that the Hainan Facility meets the Production Requirement.

1.2.6 To provide process control system software that enables the Hainan Facility to meet the Production Requirement.

1.2.7 To provide complete testing of the whole production system at the Hainan Facility and to make any necessary adjustments to guarantee that it operates in accordance with specifications.

1.2.8 In order to insure that all product produced at the Hainan Facility will be able to be imported into the United States for sale, Mera will assist party A in obtaining all necessary US approvals. In addition, Party B will help Party A meet those requirements that Party A provides to Party B for compliance with Chinese regulations.

1.2.9 To provide the production procedure Manual for the Hainan Facility, including all the standard procedures for microalgal cultivation and astaxanthin production, and the technology and analysis procedure for quality control from Lab to the finished products.

1.2.10. To provide individual working position's job descriptions and qualification requirement for each position (to include description, requirements, responsibilities and number of personnel required in each position).

1.2.11 To provide 3 month's technical training in Kona for recruited technical personnel hired by Party A sufficient to assure that all trainees will be able to master the technology and the techniques necessary for the production of astaxanthin and will be able to operate all the specific parts of the Hainan Facility independently, and to be qualified to train additional support personnel in Sanya. Party B will train up to fifteen of Party A's personnel. Training of additional personnel will be an Additional Cost, defined below.

1.2.12 To provide a Hainan Facility procedure manual and personnel training manual in English. Party B will also provide all other training documents that already exist, like videos, photographs and project lighting materials for training.

1.2.13 To provide the following to optimize the production of the Hainan
Facility,

            (1) Software to run the control system for the new Hainan Facility;

            (2) Hardware to run the control system for the new Hainan Facility Module;

            (3) All changes, if any, to the Mera Growth Module ("MGM") so that it functions as well in Sanya as it does in Kona;

            (4) Upgrading of production process and analysis control for Sanya facility in order to increase the production efficiency and product quality;

            (5) All Data on all upgrades of Mera Technology will be provided free of charge. If any additional training of Sanya employees is required by Party A, the parties shall discuss the terms under which they will be provided;

            (6) Mera agrees, for the period of 1 year after the Hainan Facilty begins production, (after the testing and acceptance of Hainan facility by both parties) that it will fix, at its own cost, any problems with its Mera software or hardware.

2. The necessary target must be reached for the technical services (The "Production Requirement")

 The Technical Services shall be considered delivered in full upon: (a) the production of the three batches of qualified microalgal powder with astaxanthin content not less than 3.2% prior to extraction (the "Production Requirement"); The extraction rate should be no less than 95%; and (b) the demonstration that all production procedures conducted at the Hainan Facility initially satisfy USFDA GMP requirements, and any other approvals necessary for importation into the United States from any other relevant agency in the US. In addition, Party B will assist Party A in obtaining its regulatory approvals from the Chinese authorities.

3. Amount, Timing of Payment and way of payment by party A

3.1 Total amount cost of Technical Services: US dollars one million ($1,000,000) before Tax.

3.2 The travel budget for Party B's technical service personnel is up to US dollars four hundred thousand ($400,000) (from USA to Sanya city, Hainan, China; flight class level is economy class, (exceptions may be made by the Working
Team)). Party A shall either arrange for the tickets to be delivered to Kona for travel by the appropriate Mera personnel (e-tickets, paper tickets, DHL, etc.) Party B shall be responsible for any amount over $400,000. All lodging fees and accommodation fees of technical service people, ground transportation costs and air travel costs within China will be the responsibility of Party A during their technical service stay in Sanya.

3.3 Terms of payment and payment schedule. Terms of payment to each contractor or individual will be determined and performed by the "Working Team" (see details below).

4. Party A will be responsible for trainee's travel expense to Kona and accommodation and food expenses during their staying in Kona. Other costs related to training will be the responsibility of Party B. Party B will also be responsible for helping to make arrangements for any business visitors or surveying team from Party A, but the costs and expenses for all such visits and related activities fees will be incurred by Party A.

5. Both parties agree to set the following standard and target for technical service inspection:

Party B shall provide instructions that, if followed, will ensure that all production equipment, facility, process control systems, and quality control specifications will meet with FDA GMP guidelines and any other approvals necessary for importation into the United States from any other relevant agency in the US. Party B's training shall be sufficient to enable all trained personnel after training to understand and command the specified procedures required by USFDA GMP specification and to produce the qualified astaxanthin product.

6. Party B will make guarantee to Party A as follows:

6.1 All MERA Technology provided by party B under this contract is the most recent available, and Party A will be entitled to use any upgraded and improved Mera Technology after completion of this contract.

6.2 All technical documents provided are correct, complete, clarified and reliable for HP microalgal cultivation and astaxanthin production.

6.3 All technical services provided by Party B will insure that Party A will be able to conduct the normal production operations for the qualified astaxanthin product production and to reach the planned Production Requirement, and the planned plant total output.

6.4 The training delivered will enable all qualified and adequately skilled trained personnel to command the production technology of astaxanthin and know-how of HP microalgal cultivation. Party B will guarantee that the content and delivery of such training will be adequate to insure that the microalgal cultivation can occur as promised.

6.5 Party B will not provide any kind of technical service to any third party during the term of this technical service agreement with regard to the cultivation or processing of HP.

7. The Working Team shall send a written report on the progress of the project to Party A and Party B every 2 weeks.

8. Arbitration

All disputes arising from the execution of this contract shall be negotiated and settled through coordination and negotiation. In case no settlement through consultation can be reached, the dispute shall be submitted to the China International Trade Arbitration Committee for arbitration. The arbitration award will be final and binding upon both parties, the arbitration fee will be borne by the loser unless other ruled by the arbitration law.

9. Both parties agree that this contract can be terminated when the following happens:

    (1) Force Majeure;

    (2) Party A decided to cancel the investment of astaxanthin production project.

10. This TSA Contract and the previously signed TSA Agreement have equal weight under the law. However, if there are any differences between the two documents, this contract shall govern.

Since it is in both Parties best interest to complete the entire Hainan project as quickly and inexpensively as possible, the parties have agreed to form a "Working Team" to work as a single unit. This Working Team shall be led by Mr. Wah, and will include Mr. Yu and [a Mera representative]. Mr. Wah will have overall responsibility for the project in its entirety, while [the Mera representative] will be responsible for assuring that all of the Mera technology is transferred and incorporated into the Hainan project in the best possible manner. The Working Team shall decide which personnel, either employees or contactors, either in the US or China, will be responsible for providing each particular deliverable in the project. The working team shall conduct all of its activities in accordance with the principals of this Technology Services agreement. In addition, The Working Team may, with the consent of both parties, adjust the budget.

11. This contract has original copy of four and all are legally effective.

12. This contract is written in both English and Chinese, and each are equally valid.

13. Any Amendment to this contract must be discussed, written, and agreed to by both parties.

14. This contract will be effective after signing (stamp) by representatives of each party.

15. Attachments outlining scope of work, descriptions, and timelines will be attached to this Contract and will be an integral part of the terms and conditions of the Contract.

Party A: Hainan Sunshine Marine Bioengineering Co. Ltd.
Legal Representative:  /s/ Huaguoqiang
Date:  11/9/02

Party B: Mera Pharmaceutical Inc.
Legal Representative:  /s/ Richard D. Propper
Date:  11/9/02